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                                  EXHIBIT 4.2


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                         STEWART FINANCE COMPANY, INC.

                         FORM OF SUBORDINATED DEBENTURE

                        (FORM USED ON OR BEFORE 4/1/98)

                                  _______________, Georgia _____________, 19___

From __________ STEWART FINANCE COMPANY (the "Company") promises to pay

________________________________________________ $_____________

____________________________________________________ DOLLARS at

the main office of the Company, 610 Sibley Avenue, Union Point, Georgia, and to pay interest thereon at the rate of _____% per annum, calculated on a simple interest basis, for a period of _______________ from date hereof and for each such successive period (the interest adjustment period) thereafter at an annual rate, calculated on a simple interest basis, which shall be determined at the beginning of each interest adjustment period. Interest will be earned daily and payable at any time at the holder's request delivered by mail or in person at the Company's main office.

         1. REDEMPTION. This debenture may be redeemed by the Company prior to maturity for a redemption price equal to the principal amount plus any unpaid interest thereon to date of redemption. Notice of redemption shall be given by mail to the holder not less than 30 nor more than 60 days prior to the date fixed for redemption.

         2. OPTIONAL REDEMPTION. At the request of the holder, the Company will redeem this Debenture at the end of any interest adjustment period for a redemption price equal to the principal amount plus any unpaid interest thereon to date of redemption. At the request of the holder, the Company may, at its option, redeem this Debenture during any interest adjustment period for a redemption price equal to the principal amount plus interest thereon at the rate of one-half the stated rate on this Debenture. If the holder dies before maturity, the Company may, at its option, redeem this Debenture for a redemption price equal to the principal amount plus any unpaid interest thereon to date of redemption.

         3. EXTENSION OF MATURITY. The maturity of this Debenture will be automatically extended from the original maturity date for a period equal to the original term of the Debenture unless the holder submits this Debenture for redemption within 15 days after its maturity or the Company tenders the amount due the holder within 15 days after maturity. In the event of such an extension, all provisions of the Debenture shall remain unchanged with the exception of the interest rate which will be changed in accordance with the interest adjustment provision. If the Company does not plan to tender payment, it will send the holder a notice of this extension provision at least 30 days prior to the maturity date.

         4. SUBORDINATION. The Debentures are subordinated to Senior Debt, which is any Debt of the Company except Debt that by its terms is not senior in right to the payment of the Debentures. Debt is any indebtedness for borrowed money or any guarantee of such indebtedness. Senior Debt must be paid before the Debentures may be paid. The Company agrees, and each Debentureholder by accepting a Debenture, agrees to the subordination.

         5. AMENDMENTS AND WAIVERS. Subject to certain exceptions, the Debentures may be amended with the consent of the holders of at least 66-2/3% in principal amount of the Debentures, and any existing


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default may be waived with the consent of the holders of a majority in principal amount of the Debentures. Without the consent of any Debentureholder, the Debentures may be amended to cure any ambiguity, defect or inconsistency, to provide for assumption of Company obligations to Debentureholders or to make any change that does not adversely affect the rights of any Debentureholder.

         6. DEFAULTS AND REMEDIES. An Event of Default is: default for 30 days in payment of interest on the Debentures; default in payment of principal on them; failure by the Company for 60 days after notice of it from holders of 25% in principal amount of the debentures to comply with any of its other agreements in the Debentures; and the filing by or against the Company of A bankruptcy or insolvency proceeding which remains unstayed and in effect for 60 days. If an Event of Default occurs and is continuing, the holders of at least 25% in principal amount of the Debentures may declare all the Debentures to be due and payable immediately.

         7. TRANSFER. This Debenture, having been registered at the office of the Company in Union Point, Georgia, at the time of issue, is transferrable at such office only by the registered holder hereof in person or by an attorney duly authorized in writing upon surrender of this Debenture; and upon such transfer a new registered Debenture for a like principal amount will be issued to the transferee in exchange herefor. The new Debenture will be dated as of the date of the old Debenture, and will bear the same maturity date. An indemnity bond may be required by the Company in an amount sufficient in the judgment of the Company to protect the Company from any loss it might suffer upon the issuance of a replacement Debenture.

         8. OWNERS. The registered holder of a Debenture may be treated as its owner for all purposes.

         9. NO RECOURSE. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Debentures or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Debentureholder by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Debentures.


    THIS DEBENTURE IS NOT A BANK OBLIGATION AND IS NOT INSURED BY THE FDIC.